SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                     Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported): September 28, 1998

                           Mallon Resources Corporation
(exact name of registrant as specified in its charter)

   Colorado	                      0-17267	                84-1095959
(State or other                	(Commission           	(I.R.S. Employer
jurisdiction	                   File Number)	          Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado         	80202
(address of principal executive offices)	              (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated September 28, 1998, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq:
"MLRC") today reported recent developments relating to its East
Blanco Gas Project in northwest New Mexico's San Juan Basin.

     - Drilling on new East Blanco acreage scheduled for November. An environmental impact report has been approved covering the 39,000 acre lease block the Company recently acquired from the Jicarilla Apache Tribe. The Company expects permits for the drilling of the first wells on this block to be issued in October. The lease block is adjacent to the southeast to the Company's original East Blanco acreage block, and lies on geological trend with that block. During fourth quarter 1998, the Company plans to drill five wells on the new block to test the Ojo Alamo Formation at approximately 3,000 feet and various up-hole formations. Three of the planned wells are direct offsets to the Company's most prolific Ojo Alamo well. If the Ojo Alamo or one or more of the shallower zones proves to be productive in the new acreage block, the Company will initiate an aggressive drilling program on the new acreage in 1999.

     - San Jose Formation discovery. In the northern portion of East Blanco, the Company has successfully tested 10 San Jose Formation gas wells at a depth of approximately 1,600 feet. Six of these wells are currently on production at an average rate of approximately 600 thousand cubic feet per day. It appears that most of the Company's East Blanco Ojo Alamo wells also have San Jose pay and that the San Jose sand continues on trend to the southeast under the Company's new acreage block. With its success in the shallow San Jose Formation, the Company hopes to be able to book San Jose reserves prior to year-end.

     - Ojo Alamo Formation determined to be non-productive in the northeast corner of the original East Blanco acreage block. During 1998, the Company has successfully drilled and completed 24 new wells in the Ojo Alamo. The Company has determined that five of its other recently drilled wells in the northeast corner of East Blanco are tight and non-productive in the Ojo Alamo. One of these wells has been successfully completed in the San Jose Formation, and all but one of the wells appears to be capable of San Jose production. The tight Ojo Alamo sand encountered in the five wells has probably condemned as many as 15 of the Company's prospective Ojo Alamo locations in the immediate vicinity, although the San Jose remains a viable target in many of the locations. The Company does not believe that its failure to extend Ojo Alamo production to the northeast negatively impacts its prospects to extend Ojo Alamo production to the south, particularly onto its new acreage block.

     - Capital budget adjusted. As a result of the foregoing developments, the Company has deferred its Ojo Alamo drilling operations while it awaits the issuance of permits for drilling to the south. Until the permits are issued, the Company will recomplete San Jose Formation gas wells in the north, which should partially offset production originally anticipated from the Ojo Alamo in this area. As a result of this redirection of activities, the Company has reduced its 1998 capital budget to $32.5 million, a decrease of $3.5 million from the $36 million capital budget it announced in June. The revised budget is for 45 wells drilled and 42 recompletions, as contrasted to the earlier planned 62 wells drilled and 26 recompletions. Although the total number of wells planned to be drilled or recompleted has decreased by just one well, the split between new drilling and recompletions has shifted significantly. The Company was able to reduce its capital expenditure budget because the planned San Jose recompletions are less costly than new Ojo Alamo drilling.

     Because the projected average daily production from a typical San Jose well is less than the projected average daily production from a typical Ojo Alamo well, the Company's redirection of its drilling focus is expected to result in the Company producing less gas in 1998 than previously anticipated. Management currently expects 1998 production to total approximately 21 million equivalent cubic feet per day, as compared to the 25 million equivalent cubic feet per day earlier forecast. Production for 1999 will depend on the level of capital spending in 1999 and the level of success encountered by the Company's drilling on the southern acreage block. However, management believes that 1999 production should be double 1998's production.

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, non-budgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect the Company's operations. These and other risk factors that affect the Company's business are discussed in the Company's Annual Report.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common
Stock is quoted on Nasdaq under the symbol "MLRC."


                         Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         Mallon Resources Corporation


September 28, 1998       By: __/s/ Roy K. Ross_____________________
                             Roy K. Ross, Executive Vice President